Exhibit 99.1

CONTACT:
Robert H. Barghaus
Chief Financial Officer
(203) 661-1926, ext. 6668

Jane F. Casey
Vice President, Investor Relations
(203) 661-1926, ext. 6619

BLYTH, INC. REPORTS 2nd QUARTER 2014 SALES AND EARNINGS

GREENWICH, CT, USA, August 1, 2014: Blyth, Inc. (NYSE: BTH), a direct to consumer company and leading designer and marketer of candles and accessories for the home, as well as health, wellness and beauty products sold through the direct selling and direct marketing channels, today reported sales and earnings for the second quarter of 2014. Net sales for the three months ended June 30, 2014 decreased approximately 25% to $157.8 million from $211.7 million for the comparable prior year period.

Commenting on the second quarter results, Robert B. Goergen, Jr., Chief Executive Officer noted, “Our second quarter results were affected mainly by ViSalus’s decline in North American promoters versus the prior year. ViSalus management is focusing on rebuilding the North American market through leadership development programs while right-sizing the cost structure in North America to regain profitability, as well as building their international business. In the 2nd quarter, ViSalus continued its geographic expansion initiatives, opening in Ireland, with two additional markets planned to open this year and an additional seven markets in 2015.”

Mr. Goergen noted further that, “PartyLite, has done an excellent job of managing costs, as second quarter profits are only slightly below last year despite a 6% reported sales decline. They continue to focus on a multi-channel strategy, and our investments in technology are helping PartyLite consultants grow their businesses through ecommerce and improved shipping methods. PartyLite introduced the 2014 holiday catalog to North American consultants at its annual conference in late July with great success. This year's catalog includes an exclusive line of products designed in collaboration with Jonathan Adler, the iconic potter-turned-home furnishings designer, as well as new fragrances in our popular Partylite's SmartScents and Brighter WorldTM candles. Based on the enthusiastic response of our Leaders and consultants during this rollout, we expect these products to drive worldwide sales for the remainder of the year"

Mr. Goergen continued, “At Silver Star Brands, sales of our health, wellness and beauty products continue to be strong, enjoying double digit growth year-over-year, and its credit program continues to drive both sales and brand loyalty."

Blyth’s operating loss for the second quarter was $2.8 million this year versus profit of $1.2 million last year, largely driven by the decline in sales. Net Income Attributable to Blyth, Inc. was a loss of $4.4 million for the three months ended June 30, 2014 compared to a loss of $1.4 million in the prior year period. Diluted Earnings per Share Attributable to Blyth, Inc. were a loss of $0.28 per share for the three months ended June 30, 2014 compared to a loss of $0.08 per share in the prior year period.

Net Loss Attributable to Blyth, Inc. Common Stockholders was $4.9 million in this year’s second quarter compared to a loss of $3.2 million last year. Diluted Earnings per Share Attributable to Blyth, Inc. Common Stockholders, was a loss of $0.30 per share compared to a loss of $0.20 per share in the prior year period. This year’s results include a charge of $0.4 million, or $0.03 per share, and last year's included a charge of $1.8 million, or $0.11, for an adjustment to the redemption value for ViSalus redeemable preferred stock.

2014 Second Quarter Segment Performance

In Candles & Home Décor, PartyLite sales were $72.7 million in the second quarter versus $77.8 million for the same period last year, a decline of 6%. This decline reflects the 9% year-over-year decline in consultants to approximately 40,700; the lower levels of consultants in many of the larger, more mature markets was partially offset by double digit growth in Australia. PartyLite’s European sales during the quarter increased 4% in U.S. dollars, or a 1% decline in local currency. PartyLite’s European active independent sales consultants totaled approximately 23,300 at the end of the second quarter, a 6% decline from the year-earlier period. PartyLite’s North American sales, comprised of the U.S. and Canada, declined 22% versus the prior year period. Active North American independent sales consultants totaled approximately 13,000 at the end of the second quarter versus approximately 15,600 at the end of last year’s comparable quarter.

Second quarter operating loss for the Candles & Home Décor segment was $0.7 million versus a loss of $0.3 million in last year’s second quarter. Excluding allocated corporate expenses of $1.8 million this year and $1.6 million last year, PartyLite’s operating profit was $1.1 million this year versus $1.3 million last year.

Commenting on the performance of the Candles & Home Décor segment, Robert B. Goergen, Jr., Chief Executive Officer of Blyth and President, PartyLite Worldwide said, “PartyLite's profits benefited from lower distribution expenses and tight cost management, despite the sales decline. This is especially true in Europe, where while booking parties was challenging during the quarter, profits increased in local currency versus the prior year. In North America, cost reductions partially offset the sales decline which was in line with the lower consultant count."

Mr Goergen continued, "Australia remains a bright spot, with year-over-year consultant count up 10% in the second quarter and a 5% increase in local currency sales."

In the Health & Wellness segment, ViSalus’s second quarter net sales were $53.6 million versus $101.5 million for the same period last year, a decline of 47%, largely reflecting the reduced promoter base in North America. At the end of the second quarter, qualified independent North American promoters totaled approximately 28,700 versus approximately 36,100 at the end of the first quarter, and approximately 57,200 at the end of the prior year’s second quarter. International promoters totaled approximately 3,100 at the end of the second quarter, reflecting the recent entry into the U.K, Germany, Austria and Ireland. Health & Wellness second quarter segment operating loss was $1.3 million this year versus operating profit of $2.8 million last year. Excluding allocated corporate expenses of $0.7 million this year and $2.4 million last year, second quarter operating loss for ViSalus was $0.6 million this year versus $5.2 million operating profit in the second quarter of 2013. The decrease in ViSalus’s operating profit was due primarily to the sales reduction and costs associated with its continued global expansion initiatives.

Ryan Blair, Chief Executive Officer of ViSalus noted that “We are making progress toward rebuilding our North American promoter base and have implemented new leadership development and incentive programs that we believe will drive the behavior needed to turn our sales trends. At the same time, we continue to invest in new product development while managing our cost structure to align with sales.”

Mr. Blair continued, commenting on international expansion initiatives, that, “New market openings and preparation for openings continued on track during the second quarter. We continue to adjust our country selections and timetable based on our learnings from recent market openings.”

In the Catalog & Internet segment, second quarter net sales of $31.5 million were 3% below the prior year’s level of $32.4 million. Sales of health, wellness and beauty products continue to grow, and sales were positively impacted by the Silver Star Brands credit program; however this growth was offset by lower sales of general merchandise and home decor. Second quarter operating loss in this segment was $0.8 million this year versus a loss of $1.3 million last year, reflecting promotional efficiencies in the current quarter. Excluding allocated corporate expenses of $0.7 million this year and $0.6 million last year, Silver Star Brands’ operating loss was $0.1 million this year versus a loss of $0.8 million last year.

The sum of the individual and segment amounts may not equal the reported totals for the quarter and full year for Blyth overall due to rounding.

The summary reconciliation of unaudited Generally Accepted Accounting Principles (GAAP) earnings and earnings per share to Non-GAAP earnings and earnings per share presented in the attached table and the discussion of segment operating profit excluding certain items are included as additional references to assist investors in analyzing the Company's performance and should be considered in addition to, not as a substitute for, measures of financial performance prepared in accordance with GAAP. In presenting comparable results, the Company discloses non-GAAP financial measures when it believes such measures will be useful to investors in evaluating the Company’s underlying business performance. Management internally reviews the results of the Company excluding the impact of certain items as it believes that these non-GAAP financial measures are useful for evaluating the Company’s core operating results and facilitating comparison across reporting periods.

First Half Fiscal Performance

Net Sales for the six months ended June 30, 2014 declined 25% to $333.5 million versus $444.8 million for the comparable prior year period. Operating Loss for the first six months was $5.4 million this year versus profit of $7.1 million last year.

Net Loss Attributable to Blyth, Inc. was $7.2 million for the six months ended June 30, 2014 compared to income of $1.2 million in the prior year period. Diluted Earnings per Share Attributable to Blyth, Inc. were a loss of $0.45 for the six months ended June 30, 2014 compared to earnings of $0.08 in the prior year period.

Net Loss Attributable to Blyth, Inc. Common Stockholders was $8.2 million for the six months ended June 30, 2014 compared to a loss of $0.6 million last year. Diluted Earnings per Share Attributable to Blyth, Inc. Common Stockholders were a loss of $0.51for the six months ended June 30, 2014 compared to a loss of $0.04 per share in the prior year period.

Due to restrictions imposed on us by the indenture governing our 6.00% Senior Notes due June 2017, we are unable to declare our regular semi-annual dividend for the six month period ended June 30, 2014.

Blyth, Inc., headquartered in Greenwich, CT, USA, is a direct to consumer business focused on the direct selling and direct marketing channels. It designs and markets candles and accessories for the home as well as health & wellness products through the direct selling channel, utilizing both the home party plan and the network marketing methods. The Company also designs and markets health, wellness and beauty products, household convenience items and personalized gifts through the catalog/Internet channel. Its products are sold direct to the consumer under the PartyLite® and ViSalus® (Vi™ in Europe) brands and to consumers in the catalog/Internet channel under the Miles Kimball®, Walter Drake®, Easy Comforts®, As We Change® and Exposures® brands.

Blyth, Inc. may be found on the Internet at www.blyth.com.

This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not assurances of future performance and can be identified by the fact that they do not relate to statements of historical or current facts. Forward-looking statements include statements concerning our plans, objectives, goals, strategies, future events or performance and underlying assumptions. Forward-looking statements often include words such as “anticipates,” “estimates,” “expects,” “projects,” “intends,” “plans,” “believes” and words of similar substance in connection with discussions of future operating or financial performance. Examples of forward-looking statements in this press release include, among others, ViSalus’s geographic expansion plans; ViSalus’s initiatives to rebuild the North American market and reduce costs; PartyLite’s strategies to attract and retain consultants and help them grow their businesses; PartyLite’s initiatives to increase sales; and, Silver Star Brands’ growth opportunities.

The Company’s forward-looking statements are based on management’s current beliefs, expectations and assumptions regarding the future of the Company’s business, strategies, plans and performance, the economy and other future conditions and future events, circumstances and results. Because forward-looking statements relate to the future, they are inherently susceptible to uncertainty, risks and changes in circumstances that are difficult to predict and many of which are outside our control, especially when made early in the year when it is difficult to forecast financial results for the full year. Our actual results and financial condition could differ materially from those expressed or implied in our forward-looking statements. Important factors that could cause our actual results to differ materially from the forward-looking statements include, (i) our ability to improve our financial and operational performance; (ii) our ability to respond appropriately to changing consumer preferences and demand for our current and new products or product enhancements; (iii) our dependence on sales by independent promoters and consultants and our ability to recruit, retain and motivate them; (iv) the loss of a leading promoter or consultant, together with his or her associated sales organization, or the loss of a significant number of promoters or consultants for any reason; (v) the attractiveness of ViSalus’s and PartyLite’s compensation plans among their current and prospective promoters and consultants; (vi) our ability to retain our existing customers or attract new customers; (vii) our ability to influence or control our promoters and consultants; (viii) federal, state and foreign regulations applicable to our products (including advertising and labeling), promotional programs and compensation plans; (ix) adverse publicity associated with our products, ingredients, promoters, consultants, programs or business models, or those of similar companies; (x) product liability and health-related claims; (xi) competition; (xii) a downturn in the economy; (xiii) our ability to grow our business in our existing markets and open new markets, including risks in our international operations; (xiv) legal actions by or against our promoters and consultants; (xv) our reliance on independent third parties for the manufacture and supply of many of our products; (xvi) our ability to manufacture candles at required levels of quantity and quality; (xvii) disruptions to transportation channels; (xviii) shortages or increases in the cost of raw materials; (xix) ViSalus’s obligation, which we have guaranteed, to redeem its preferred stock in December 2017; (xx) awards made pursuant to ViSalus's Equity Incentive Plan, which could negatively impact our business, financial condition and results of operations; (xxi) our dependence on key employees; (xxii) certain taxes or assessments relating to the activities of our promoters and consultants for which we may be held responsible; (xxiii) our reliance on third parties to plan many of our events; (xxiv) our ability to identify suitable acquisition candidates, complete acquisitions on terms favorable to us and successfully integrate acquired operations; (xxv) the covenants in the indenture that governs our new Senior Notes due 2017 may limit our operating and financial flexibility, including our ability to pay cash dividends or repurchase our outstanding common stock; (xxvi) turmoil in the financial markets could increase our borrowing costs or impede access to or increase our cost of financing; (xxvii) our ability to protect our intellectual property; (xxviii) interruptions in our information-technology systems; (xxix) information security or data breaches; (xxx) our ability to successfully adapt to and integrate mobile devices; (xxxi) credit card and debit card fraud; (xxxii) our storage of user and employee data; (xxxiii) changes in our effective tax rate; (xxxiv) fluctuations in our periodic results of operations; (xxxv) increased mailing, printing and shipping costs; (xxxvi) Silver Star Brands’ credit program; (xxxvii) speculative trading, short interest and volatility in our stock price; (xxxviii) the failure of securities or industry analysts to publish research or reports about our business, or the publication of negative reports about our business; and (xxxix) our compliance with the Sarbanes-Oxley Act of 2002, as well as other factors described in this press release and in the Company’s most recently filed Quarterly Report on Form 10-Q filed on May 2, 2014 and other filings with the Securities and Exchange Commission.

For the reasons set forth above, investors should not place undue reliance on forward-looking statements. Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made, even if subsequently made available by us on our website or otherwise. We do not assume any obligation to update the forward-looking statements provided to reflect events that occur or circumstances or new information that exists after the day on which they are made, except as provided by law.

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BLYTH, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three months ended		Six months ended
	June 30, 2014	June 30, 2013	June 30, 2014	June 30, 2013

Net sales	$157,793	$211,731	$333,462	$444,825
Cost of goods sold	56,464	76,524	118,653	156,541
Gross profit	101,329	135,207	214,809	288,284
Selling	69,754	92,492	148,062	195,605
Administrative and other expense	34,380	41,565	72,192	85,551
Total operating expense	104,134	134,057	220,254	281,156
Operating profit (loss)	(2,805)	1,150	(5,445)	7,128

Other expense (income):
Interest expense	1,014	1,648	1,991	2,782
Interest income	(91)	(142)	(135)	(417)
Foreign exchange and other, net	72	278	100	(274)
Total other expense	995	1,784	1,956	2,091

Earnings (loss) from operations before income taxes and noncontrolling interest	(3,800)	(634)	(7,401)	5,037
Income tax expense	969	21	520	2,239
Net earnings (loss)	(4,769)	(655)	(7,921)	2,798
Less: Net earnings (loss) attributable to noncontrolling interests	(329)	703	(719)	1,560
Net earnings (loss) attributable to Blyth, Inc.	(4,440)	(1,358)	(7,202)	1,238
Less: Accretion to redemption value for ViSalus redeemable preferred stock	(447)	(1,834)	(957)	(1,834)
Net loss attributable to Blyth, Inc. common stockholders	$(4,887)	$(3,192)	$(8,159)	$(596)

Basic:
Net earnings (loss) attributable per Blyth, Inc.	(0.28)	(0.08)	(0.45)	0.08
Adjustment to redemption value for ViSalus redeemable preferred stock	(0.03)	(0.11)	(0.06)	(0.11)
Net loss attributable to Blyth, Inc. common stockholders	$(0.30)	$(0.20)	$(0.51)	$(0.04)
Weighted average number of shares outstanding	16,111	16,056	16,096	16,321

Diluted:
Net earnings (loss) attributable per Blyth, Inc.	(0.28)	(0.08)	(0.45)	0.08
Adjustment to redemption value for ViSalus redeemable preferred stock	(0.03)	(0.11)	(0.06)	(0.11)
Net loss attributable to Blyth, Inc. common stockholders	$(0.30)	$(0.20)	$(0.51)	$(0.04)
Weighted average number of shares outstanding	16,111	16,056	16,096	16,321

BLYTH, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	June 30, 2014	June 30, 2013
Assets
Cash and Cash Equivalents	$76,631	$156,643
Short Term Investments	24,034	16,317
Accounts Receivable, Net	13,218	9,965
Inventories	75,211	83,223
Property, Plant & Equipment, Net	87,049	96,420
Other Assets	59,456	65,996
Total Assets	$335,599	$428,564

Liabilities and Stockholders' Equity
Bank and Other Debt	$5,776	$6,208
Bond Debt	50,000	121,774
Other Liabilities	94,935	107,564
Redeemable Preferred Stock	146,667	146,540
Equity	38,221	46,478
Total Liabilities and Equity	$335,599	$428,564

Blyth, Inc.
Supplemental Non-GAAP Earnings (Loss) Per Share Measures
(In thousands, except per share data)
(Unaudited)

	Three months ended				Six months ended
	June 30, 2014		June 30, 2013		June 30, 2014		June 30, 2013
	Dollars	Diluted EPS	Dollars	Diluted EPS	Dollars	Diluted EPS	Dollars	Diluted EPS

Non-GAAP normalized earnings (loss)	$(4,440)	$(0.28)	$(1,358)	$(0.08)	$(7,202)	$(0.45)	$1,238	$0.08

Non-GAAP Adjustments:

Adjustment to redemption value for ViSalus preferred stock (1)	(447)	(0.03)	(1,834)	(0.11)	(957)	(0.06)	(1,834)	(0.11)

GAAP Net loss attributable to Blyth, Inc.	$(4,887)	$(0.30)	$(3,192)	$(0.20)	$(8,159)	$(0.51)	$(596)	$(0.04)

This table is included as an additional reference to assist investors in analyzing the Company's performance and should be considered in addition to, not a substitute for, measures of financial performance prepared in accordance with GAAP.

(1) Represents the adjustment to redemption value after allocating attributable losses to Visalus preferred stockholders in excess of fair value.

The sum of the individual amounts may not necessarily equal to the totals due to rounding.